EXHIBIT 99.1

Press Release

Antares Pharma, Inc. 707 Eagleview Blvd., Suite 414 Exton, PA 19341

________________________________________________

FOR IMMEDIATE RELEASE	AMEX: AIS

MAJOR STOCKHOLDER OF ANTARES MAKES

FINANCING AVAILABLE

Up to $4 Million in Support of Ongoing Activities

EXTON, Pennsylvania (October 19, 2005) Antares Pharma, Inc. (AMEX:AIS) today announced that its largest stockholder, Dr. Jacques Gonella, has provided a line of credit of up to $4 million to help support ongoing activities as well as potential acquisitions.

Dr. Gonella is Chairman of the Board of Directors of Antares Pharma and a major stockholder, owning in excess of 20% of Antares’ outstanding shares. Dr. Gonella is an active director of and investor in several privately held life science companies with a particular focus on drug delivery activities. Previously, Dr. Gonella founded JAGO Pharma AG in 1983 and served as its President and CEO until its acquisition in May 1996 by SkyePharma Plc, a London stock exchange company. Dr. Gonella also served as Chairman of Permatec, a predecessor of Antares, and in prior years occupied various positions with F. Hoffman-LaRoche and Pfizer.

Two million dollars of the line is available to support general working capital needs and the remainder of the line, subject to Dr. Gonella’s final approval of appropriate targets, is available for use by Antares in connection with potential acquisitions. Borrowings under the line of credit will be at prime plus 2% and principal and interest are convertible into shares of Antares Pharma common stock at no more than $1.26 per share. Borrowings under the line will generally be secured by a security interest in license, milestone payments, and royalties to Antares from licensing of its ATDTM gel products and/or technology and common stock warrant coverage of approximately 25%, only on actual borrowings, available for a five-year term, and convertible on the same terms as the line. Dr. Jacques Gonella, Chairman of the Board of Antares Pharma, said, “I am pleased to be able to provide this line of credit to support the activities currently underway and to demonstrate my support for the products-based approach of Antares.”

Jack E. Stover, President and CEO of Antares Pharma, said, “It is a pleasure to have the continued support of Dr. Gonella as we move forward with our development and commercialization plans.”

About Antares Pharma

Antares Pharma is a specialized pharma product development company with patented drug delivery systems and injectable device engineering capabilities. Antares’ current technology platforms

Page 1of 2

include its ATD™ Advanced Transdermal Delivery system, Easy Tec™ oral fast-melt technology, and subcutaneous injection technology platforms including both Vibex™ disposable mini-needle injection device and Valeo™ / Vision® reusable needle-free injection devices. Antares Pharma is committed to leveraging its multiple drug delivery platforms to add value to existing drugs and to create new pharmaceutical products and injectable devices. Overall, Antares product pipeline will address unmet medical needs by reducing side effect profiles, improving safety, increasing effectiveness, and improving patient compliance and convenience.

Antares has active partnering programs with several pharmaceutical and distribution companies for a number of indications and applications, including diabetes, growth disorders, obesity, female sexual dysfunction and other hormone therapy. Its needle-free injector system is distributed in more than 30 countries for the administration of insulin and is marketed for use with human growth hormone through licensees in most major regions of the world. Licensees also market an ibuprofen gel in several major European countries. In addition, Antares Pharma is undertaking development or is conducting research on several product opportunities that it expects will form the basis of its specialized pharma program.

Antares Pharma has corporate headquarters in Exton, Pennsylvania, with subsidiaries performing research, development, manufacturing and product commercialization activities in Minneapolis, Minnesota and Basel, Switzerland.

Statements included in this press release that are not historical in nature are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially and which are identified from time to time in the Company’s reports filed with the U.S. Securities and Exchange Commission. Antares Pharma claims the protection of the Safe Harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

For more information, please contact:

Steve Chizzik / Ira Weingarten, Equity Communications: 973.912.0980

Jack E. Stover, President and CEO: 610.458.6200

Lawrence M. Christian, CFO and Vice President, Finance: 610.458.6200

Additional information is available online at www.antarespharma.com and www.mediject.com. Information included on the Company’s websites is not incorporated herein by reference or otherwise.